Execution Version

ASSET PURCHASE AGREEMENT
by and
between
THE BANCORP BANK
and
HEALTHEQUITY, INC.,
dated as of October 23, 2015

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1
ARTICLE II
SALE AND PURCHASE
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

i

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1	Organization and Related Matters	18
Section 4.2	Authority; No Violation	18
Section 4.3	No Broker	19
Section 4.4	Financing	19
Section 4.5	Qualification	19
Section 4.6	Legal Proceedings	19
Section 4.7	Permits	19
Section 4.8	Consents and Approvals	19
Section 4.9	Limitations on Representations and Warranties	19
ARTICLE V
COVENANTS
ARTICLE VI
TAX MATTERS

Section 6.1	Tax Cooperation	22
Section 6.2	Transfer Taxes	22
Section 6.3	Tax Reporting	22

ii

ARTICLE VII
INDEMNIFICATION
ARTICLE VIII
MISCELLANEOUS

Exhibit A    Form of Assignment and Assumption Agreement
Exhibit B    Form of Escrow Agreement
Exhibit C    Form of Option Agreement
Exhibit D    Form of Transition Services Agreement

Schedule I    Seller Account

iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of October 23, 2015 (this “Agreement”), is by and between The Bancorp Bank, a Delaware chartered commercial bank (“Seller”), and HealthEquity, Inc., a Delaware corporation (“Buyer”).
W I T N E S S E T H:
WHEREAS, Seller is engaged in the business of acting as a qualified trustee or custodian (pursuant to Section 223 of the Code) for, and administering in the United States, Health Savings Accounts of individuals (by enrolling individuals in HSAs directly, or indirectly through arrangements with the employers of such individuals and providers of high-deductible health insurance plans) (the “Business”);
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to the Acquired Assets (as hereinafter defined), and Seller desires to transfer to Buyer, and Buyer desires to accept and assume from Seller, the Assumed Liabilities (as hereinafter defined); and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE IDEFINITIONS
Section 1.1    Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth under this “Definitions” heading (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):
“Account Agreements” shall mean each agreement entered into between Seller and an Account Holder prior to the Cut Off Time (together, in each case, with all modifications, amendments, supplements or other changes thereto) under which an Account is established and which contains the terms and conditions applicable to the Account.
“Account Files” shall mean the following information reflected on the systems of Seller in respect of the Accounts: (i) the demographic information used to process and service the Accounts, to the extent specifically requested by Buyer in order to open new accounts on systems of Buyer, (ii) available balance information, (iii) historical transaction information, (iv) information collected in accordance with Seller’s Customer Identification Program (CIP) procedures and (v) such additional information as Buyer may from time to time reasonably request.
“Account Holder” shall mean a Person in whose name an Account has been established and any authorized users of such Account.

“Account Liabilities” shall mean all deposit liabilities, including all Accrued Interest, with respect to the Accounts.
“Account Prepaids” shall mean all amounts paid to Seller on the applicable Accounts, including monthly maintenance fees and any other charges and fees assessed on such Accounts, relating to services provided under the Account Agreements after the Cut Off Time.
“Account Receivables” shall mean all amounts owed to Seller on the applicable Accounts, including monthly maintenance fees and any other charges and fees assessed on such Accounts, relating to services provided under the Account Agreements prior to the Cut Off Time.
“Accounts” shall mean (i) Health Savings Accounts administered by Seller and for which Seller serves as trustee or custodian as of the Closing and (ii) Medical Savings Accounts administered by Seller and for which Seller serves as trustee or custodian as of the Closing; provided, however, that as used in this Agreement the term “Accounts” shall not include any Accounts associated with the Excluded Account Agreements.
“Accrued Interest” shall mean, as of any date, with respect to an Account Liability, interest which is accrued on such Account Liability to but excluding such date and not yet posted to the relevant Account.
“Acquired Assets” shall have the meaning set forth in Section 2.1.
“Affiliate” shall mean any individual, partnership, corporation, entity or other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.
“Agreed Claims” shall have the meaning set forth in Section 7.4(b).
“Agreement” shall have the meaning set forth in the preamble.
“Allocation Schedule” shall have the meaning set forth in Section 2.7(d).
“Ancillary Agreements” shall mean the Transition Services Agreement, the Escrow Agreement, the Assignment and Assumption Agreement and the Option Agreement.
“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive or judgment (including those of any Governmental Authority or self-regulatory organization) applicable to and legally binding on Buyer or Seller or any of their respective Affiliates, equity holders, properties, assets, officers, directors or employees, as the case may be.
“Assignment and Assumption Agreement” shall mean that certain assignment and assumption agreement and bill of sale in substantially the form attached hereto as Exhibit A.
“Assumed Contracts” shall have the meaning set forth in Section 2.1(a).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.
“Books and Records” shall mean books, documents, records and files, whether written, printed or electronically stored.
“Business” has the meaning set forth in the recitals.
“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks in the City of New York are authorized or required to close for regular banking business.
“Buyer” shall have the meaning set forth in the preamble.
“Buyer Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Buyer to Seller prior to the execution and delivery of this Agreement.
“Buyer Indemnitees” shall have the meaning set forth in Section 7.2.
“Buyer Material Adverse Effect” shall mean, with respect to Buyer, any effect that prevents, or would be reasonably likely to prevent, Buyer from consummating the Transactions on a timely basis and fulfilling its obligations under this Agreement or the Ancillary Agreements.
“Claim Notice” shall have the meaning set forth in Section 7.4(a).
“Closing” shall have the meaning set forth in Section 2.7(a).
“Closing Date” shall mean the date hereof.
“Closing Payment” shall mean $30,982,500.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean that certain letter agreement dated as of September 4, 2014 between Seller and Buyer.
“Consent” of a Person shall mean any consent, waiver, authorization, approval, concession, license, Permit, variance, exemption or Order of, registration, certificate, declaration or filing with or report or notice to such Person.
“Contract” with respect to a Person shall mean any contract, agreement, arrangement, commitment, undertaking, license or other instrument (including all amendments, modifications, supplements or other changes thereto), whether written or oral, to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.

“Controlling Party” shall have the meaning set forth in Section 7.4(d).
“Cut Off Time” shall mean 12:01 a.m., Eastern Time, on the Closing Date.
“Damages” shall have the meaning set forth in Section 7.2.
“Data Protection Laws” shall have the meaning set forth in Section 3.11.
“Data Room” shall mean the data room made available to the Buyer by the Seller by means of www.box.com.
“Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Seller to Buyer prior to the execution and delivery of this Agreement.
“Escrow Agent” shall mean Wells Fargo Bank, N.A.
“Escrow Agreement” shall mean that certain Escrow Agreement, by and among Buyer, Seller and Escrow Agent, substantially the form attached hereto as Exhibit B.
“Escrow Amount” shall mean $3,442,500.
“Excluded Account Agreements” shall mean any account agreements arising from or in connection with the Excluded Agreements.
“Excluded Agreements” shall mean those agreements set forth in Section 1.1(a) of the Disclosure Schedule.
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Liabilities” shall have the meaning set forth in Section 2.4.
“Excluded Taxes” shall mean any Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period.
“GAAP” shall mean generally accepted accounting principles as used in the United States as in effect at the time any applicable financial statements or information were or are prepared.
“Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, or any other authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction.
“Health Savings Account” or “HSA” shall mean a “health savings account” as defined in Section 223 of the Code.

“Indemnified Party” shall have the meaning set forth in Section 7.4(a).
“Indemnifying Party” shall have the meaning set forth in Section 7.4(a).
“Intellectual Property” shall mean (a) all intellectual property, industrial property and proprietary and similar rights in any jurisdiction owned or held for use under license, whether or not subject to statutory registration or protection, and whether now known or hereafter recognized in any jurisdiction, including such rights in and to: (i) Trademarks; (ii) inventions and discoveries (whether or not patentable or reduced to practice), all improvements thereto, all patents (including utility and design patents, industrial designs and utility models), registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reissues and re-examinations thereof; (iii) trade secrets, confidential business and technical information and any other confidential information (including ideas, research and development, know-how, formulae, drawings, prototypes, models, designs, technology, compositions, manufacturing, production and other processes and techniques, schematics, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, software and specifications, business methods, customer lists, representative lists and supplier lists, and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act or similar laws); (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information, computer and electronic data processing programs, software, both source code and object code, flow charts, diagrams, descriptive texts and similar items), copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) account servicing platforms; (vi) URLs, domain names and related items, (vii) all general intangibles, and (viii) moral rights, design rights, mask works and rights of privacy and publicity; and (b) in the case of (a)(i) through (viii), all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including the rights to sue for all past, present or future infringements or other violations of any of the foregoing and to settle and retain proceeds from any such actions); provided, that Intellectual Property shall not include any Account Files.
“Knowledge” with respect to Seller shall mean the actual knowledge of those individuals set forth on Section 1.1(b) of the Disclosure Schedule and the knowledge, after due inquiry, of those individuals set forth on Section 1.1(c) of the Disclosure Schedule, and with respect to Buyer shall mean the knowledge, after due inquiry, of those individuals set forth on Section 1.1 of the Buyer Disclosure Schedule.
“Liabilities” shall mean any and all debts, liabilities, guarantees, assurances, commitments, costs, expenses, fees and obligations, whether accrued or not accrued, fixed, known or unknown, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, due or to become due, or determined or determinable, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability, other Applicable Law or related to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors).

“Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, pledge or security interest or other restriction of any kind.
“Material Adverse Effect” shall mean (a) any circumstance, change, development, condition or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of the Business, taken as a whole, or (b) that prevents, or would be reasonably likely to prevent, Seller from consummating the Transactions on a timely basis and fulfilling its material obligations under this Agreement or the Ancillary Agreements; provided, however, that for purposes of clause (a) “Material Adverse Effect” shall not include any circumstance, change, development, condition or event to the extent occurring from and after the date of this Agreement and arising out of or resulting from (i) any changes in the United States or global economic or market conditions (including changes in credit availability, interest rates, currency exchange rates or prices of securities or commodities generally or liquidity of trading markets), (ii) any changes in the United States or global political conditions (including the outbreak of war or acts of terrorism), (iii) natural disasters, storms and other weather conditions, (iv) changes in Applicable Law applicable to the Business, or (v) changes in GAAP, which in the case of each of clauses (i), (ii), (iii), (iv) and (v) do not disproportionately affect the Business, taken as a whole, relative to other participants in the industry in which the Business operates.
“Material Contract” shall have the meaning set forth in Section 3.4(a); provided, that for purposes of this Agreement, the term “Material Contract” shall also include any Contract pursuant to which the Business received gross revenue of more than $50,000 over the twelve (12) months preceding the date of this Agreement.
“Material Network Partner” shall mean any Network Partner, the related HSAs of which constitute at least five percent (5%) of (i) the total number of HSAs that are the subject of this Agreement, or (ii) the dollar amount of the related HSA deposits as of Closing.
“Maximum Amount” shall have the meaning set forth in Section 7.2.
“Medical Savings Account” or “MSA” shall mean a savings account that earns tax deductible interest for medical expenses.
“Network Partner” shall mean any Person with whom Seller is partnered through Contract to offer HSAs to individuals; provided, however, that no Person with whom Seller is partnered through Contract to conduct the Permissible HSA Business shall be included in the definition of “Network Partner.”
“Non-Controlling Party” shall have the meaning assigned thereto in Section 7.4(d).
“Option Agreement” shall mean that certain option agreement to be entered into as of the Closing, substantially in the form set forth in Exhibit C.

“Order” shall mean any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.
“Permissible HSA Business” shall mean acting as a qualified trustee or custodian (pursuant to Section 223 of the Code) for, and administering in the United States, Health Savings Accounts and related services for individuals (i) for whom Seller issues a debit or stored value card product that accesses funds in both a Health Savings Account and any other purse or account(s) maintained by or for the benefit of the cardholder including, without limitation, flexible spending accounts, transit benefits, and wellness incentives, (ii) introduced or referred to Seller by non-bank wealth management firms in connection with the integration of private-labeled cash management or lending solutions onto the platforms of such non-bank wealth management firms, or (iii) for whom Seller provides Health Savings Accounts and/or other financial products or services pursuant to any agreement between Seller or any of its Affiliates, on the one hand, and any other party in connection with the Excluded Agreements, on the other hand, or any of their respective successors or assigns.
“Permits” shall mean all municipal, state and federal and other governmental permits, licenses, registrations, agreements, waivers and authorizations held or used by the applicable Person in connection with its business and operations.
“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, estate, trust or other business entity.
“Personal Data” shall have the same meaning as the term “personal data,” “personal information,” or the equivalent under the applicable Data Protection Law.
“Pre-Closing Tax Period” shall mean any Tax period (or portion thereof) ending on or before the Closing Date.
“Proceedings” shall have the meaning set forth in Section 3.6.
“Purchase Price” shall have the meaning set forth in Section 2.5.
“Release Date” shall have the meaning set forth in Section 2.7(c).
“Restricted Period” shall mean the period commencing on the Closing Date and ending three (3) years thereafter.
“SEC” shall mean the Securities and Exchange Commission.
“Seller” shall have the meaning set forth in the preamble.
“Seller Indemnitees” shall have the meaning set forth in Section 7.3.

“Straddle Period” shall mean any taxable period beginning on or prior to and ending after the Closing Date.
“Survival Period” shall have the meaning set forth in Section 7.1.
“Tax Claim” shall have the meaning assigned thereto in Section 7.4(d).
“Tax Return” shall mean all returns, elections, claims for refund, declarations, reports, statements, estimates, information statements and other forms and documents (including all schedules, supplements, exhibits and other attachments thereto) with respect to the calculation, determination, assessment or collection of any Taxes.
“Taxes” shall mean all federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, escheat, abandoned or unclaimed property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax or other like assessment of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Applicable Law or Taxing Authority, whether disputed or not. For purposes of this Agreement, in the case of any Straddle Period, Taxes for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.
“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Threshold Amount” shall have the meaning set forth in Section 7.2.
“Trademarks” shall mean trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, e-mail addresses, source-identifying phone numbers, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, business names, corporate names and any and every other form of trade identity and other indicia of origin, whether registered or unregistered, all applications and registrations for the foregoing, including all renewals of same, and all goodwill associated therewith and symbolized thereby.
“Transactions” shall mean the transactions contemplated by this Agreement and by the Ancillary Agreements.
“Transfer Taxes” shall have the meaning set forth in Section 6.2.
“Transition Services Agreement” shall mean a transition services agreement to be entered into as of the Closing, substantially in the form set forth in Exhibit D.
“Wire Transfer” shall mean a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.

ARTICLE II
SALE AND PURCHASE
Section 2.1    Sale and Purchase of the Acquired Assets. On the terms and subject to the conditions of this Agreement and the Ancillary Agreements, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all the right, title and interest as of the Cut Off Time of Seller in and to the following assets and rights, but excluding any Excluded Assets (collectively, the “Acquired Assets”):
(a)    the Contracts set forth on Section 2.1(a) of the Disclosure Schedule (the “Assumed Contracts”);
(b)    all Account Agreements (other than, for the avoidance of doubt, the Excluded Account Agreements);
(c)    all Account Receivables relating to the Accounts as of the Cut Off Time and all payments in respect thereof following the Cut Off Time;
(d)    all Account Prepaids;
(e)    the Account Files; and
(f)    any Tax refunds (or credits) relating to the Business, the Acquired Assets or the Assumed Liabilities for, or applicable to, any Tax period other than a Pre-Closing Tax Period.
The Acquired Assets shall be conveyed free and clear of all Liens. Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Business or the Acquired Assets unless Buyer specifically assumes that Liability pursuant to Section 2.3 of this Agreement.
Section 2.2    Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing:
(a)    any Contracts that are not set forth on Section 2.1(a) of the Disclosure Schedule;
(b)    the Excluded Account Agreements;
(c)    all cash and cash equivalents of Seller or its Affiliates;
(d)    all real property of Seller or its Affiliates;
(e)    all capital stock or other ownership interests of Seller or its Affiliates;

(f)    all tangible personal property, including any equipment, office furniture, or fixtures owned, leased or used by Seller or its Affiliates;
(g)    any Tax refunds (or credits) of Seller or any of its Affiliates relating to the Business, the Acquired Assets or the Assumed Liabilities for, or applicable to, any Pre-Closing Tax Period;
(h)    all rights of Seller or its Affiliates under this Agreement and any Ancillary Agreement; and
(i)    any Intellectual Property utilized in the Business.
Section 2.3    Assumed Liabilities. On the terms and subject to conditions set forth herein, effective from and after the Cut Off Time, Buyer will assume and agree to pay, perform, and discharge only the following Liabilities (collectively, the “Assumed Liabilities”):
(a)    Liabilities that accrue following the Closing under the Assumed Contracts (except, for the avoidance of doubt, as provided in Section 2.4(e)); and
(b)    fifty percent (50%) of any Transfer Taxes in connection with this Agreement and the transactions contemplated hereby.
Section 2.4    Excluded Liabilities. Buyer will not assume or be liable for any of the following Liabilities of Seller (collectively, the “Excluded Liabilities”):
(a)    the Account Liabilities;
(b)    Excluded Taxes;
(c)    Liabilities for which Seller or any of its Affiliates expressly has responsibility pursuant to the terms of this Agreement or the Ancillary Agreements;
(d)    Liabilities relating to the Excluded Assets (including, for the avoidance of doubt, any Liabilities arising under or pursuant to any Contracts excluded pursuant to Section 2.2(a) hereof);
(e)    Liabilities relating to any breach or alleged breach of the Assumed Contracts in connection with the assignment of such Assumed Contracts to Buyer;
(f)    fifty percent (50%) of any Transfer Taxes in connection with this Agreement and the transactions contemplated hereby;
(g)    Liabilities of whatever kind and nature assessed against Seller in any Proceeding to the extent relating to the operation or conduct of the Business by Seller or the use or ownership of the Acquired Assets prior to the Closing; and

(h)    any Liability for which Buyer has a right to indemnification pursuant to Section 7.2.
Section 2.5    Purchase Price. The “Purchase Price” for the Acquired Assets shall be an amount in cash equal to $34,425,000, which shall be paid by Buyer at the Closing in accordance with and as adjusted pursuant to Section 2.7 of this Agreement.
Section 2.6    Refunds and Remittances. If Seller or its Affiliates receives any refund or other amount (including, for the avoidance of doubt, any account fees) which is properly an Acquired Asset in accordance with the terms of this Agreement and the Ancillary Agreements, Seller will collect and promptly forward to Buyer at the address set forth in Section 8.5 no less frequently than monthly such refund or other amount. Seller shall advise Buyer of any counterclaims or setoffs of which it receives notice subsequent to the Closing with respect to any such Acquired Asset. After the Closing, if Buyer or any of its Affiliates receives any refund or other amount which is properly an Excluded Asset in accordance with the terms of this Agreement, Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller at the address set forth in Section 8.5.
Section 2.7    The Closing.
(a)    On the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. New York time on the date hereof at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, N.Y. 10019, by remote electronic exchange of documents (by facsimile, .pdf, e-mail or other form of electronic communication), or at such other date and place as agreed to by the parties hereto.
(b)    At the Closing:
(i)    Seller shall:
(1)    deliver duly executed counterparts to each of the Ancillary Agreements;
(2)    deliver a non-foreign person affidavit in form and substance reasonably satisfactory to Buyer that complies with the requirements of Section 1445 of the Code, duly executed by Seller;
(3)    deliver evidence, reasonably satisfactory to the Buyer, that the consents, waivers, authorizations, approvals, concessions, licenses, Permits, variances, exemptions, Orders and notices set forth in Section 3.3 of the Disclosure Schedule have been obtained and are in full force and effect as of the Closing; and
(4)    deliver any other customary certificates or other instruments as Buyer may reasonably request in order to give effect to this Agreement.

(ii)    Buyer shall:
(1)    pay to Seller by Wire Transfer to the account set forth on Schedule I hereto immediately available funds in dollars in an amount equal to the Closing Payment;
(2)    deposit the Escrow Amount by Wire Transfer in an escrow account pursuant to the Escrow Agreement;
(3)    deliver duly executed counterparts to each of the Ancillary Agreements; and
(4)    deliver any other customary certificates or other instruments as Seller may reasonably request in order to give effect to this Agreement.
(c)    The escrow account shall be governed by the terms and conditions of the Escrow Agreement, and shall be available to satisfy any Buyer Damages in accordance with and subject to the terms and conditions of Article VII. The fees and expenses of the Escrow Agent shall be borne fifty percent (50%) by the Buyer, on the one hand, and fifty percent (50%) by the Seller, on the other hand. On the date that is twelve (12) months following the Closing Date (the “Release Date”), any funds then remaining in the Escrow Account as of the Release Date (other than an amount of funds subject to any claims for indemnification pursuant to Section 7.2 and Section 7.4 that are pending and unresolved as of the Release Date) shall be released to Seller.
(d)    Buyer and Seller agree that the Purchase Price, and any other consideration to be paid to, or for the benefit of, Seller, shall be allocated among the Acquired Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within sixty (60) calendar days following the Closing Date. If Seller notifies Buyer in writing within five (5) calendar days of receipt of the Allocation Schedule that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within ninety (90) calendar days following the Closing Date, such dispute shall be resolved by a nationally recognized independent accountant mutually acceptable to Seller and Buyer. The fees and expenses of such accounting firm shall be borne by Seller. If Seller does not object to the Allocation Schedule within such five (5) day period, the Allocation Schedule will be final, binding and non-appealable by the parties. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule (it being agreed that disclosure in any section of the Disclosure Schedule shall apply to the indicated section of this Agreement and to all other sections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such matter is relevant to such other sections), Seller hereby represents and warrants as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) to Buyer as follows:
Section 3.1    Organization and Related Matters. Seller is a commercial bank, duly organized and validly existing under the laws of the State of Delaware. Seller has the organizational power and authority to own, lease and operate all of its properties and assets and to carry on the Business as it is now being conducted and to own the Acquired Assets as and in the places where now conducted or owned. Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.2    Authority; No Violation.
(a)    Seller or its applicable Affiliates have all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate or cause to be consummated the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly and validly approved by all necessary corporate action on the part of Seller or its applicable Affiliates. No other corporate proceedings on the part of Seller or its Affiliates are necessary to approve this Agreement or the Ancillary Agreements or to consummate or cause to be consummated the Transactions. This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by Seller or its applicable Affiliates and, assuming due authorization, execution and delivery by Buyer or its applicable Affiliates, this Agreement constitutes, and the Ancillary Agreements will constitute, a valid and binding obligation of Seller or its applicable Affiliates, enforceable against Seller or its applicable Affiliates in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(d)    Neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller or its applicable Affiliates, nor the consummation by Seller and its Affiliates of the Transactions nor compliance by Seller and its Affiliates with any of the terms or provisions hereof and of the Ancillary Agreements does or will (i) violate any provision of the certificate of incorporation, bylaws, or similar organization documents of Seller or its applicable Affiliates or (ii) (x) violate any Applicable Law or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on consummation of the Transactions, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the Acquired Assets under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Seller or its applicable Affiliates are a party, or by which their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) (y) above) for such violations, conflicts, breaches, defaults or loss of benefits which, either individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.3    Consents and Approvals. Except for such consents, waivers, authorizations, approvals, concessions, licenses, Permits, variances, exemptions, Orders or notices as are set forth in Section 3.3 of the Disclosure Schedule, and except with respect to any filings that may be required pursuant to applicable securities laws, Seller and its Affiliates are not required to obtain any consent, waiver, authorization, approval, concession, license, Permit, variance, exemption or Orders of, or provide notice to, any Governmental Authority or other Person in connection with (i) the execution and delivery by Seller or its Affiliates of this Agreement and the Ancillary Agreements or (ii) the consummation by Seller and its Affiliates of the Transactions.
Section 3.4    Material Contracts.
(a)    Except as set forth on Section 3.4(a) of the Disclosure Schedule, none of Seller or any of its Affiliates has entered into or is bound by any Contract relating to the conduct of the Business (each, a “Material Contract”):
(i)    with any health care service plan, health insurer, health maintenance organization and/or other private or governmental third-party payor or employer relating to Accounts;
(ii)    under which Seller or its Affiliates has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, other than in the ordinary course of business consistent with past practice, and in an amount that exceeds $50,000;
(iii)    that prohibits or restricts the ability of Seller or its Affiliates to conduct the Business, or that would restrict the ability of Buyer or any of its Affiliates after Closing to conduct its business, in any geographical area, to solicit clients or to compete with any Person;
(iv)    that requires for the Business’s purchase of materials, supplies, products or services involving annual payments in excess of $50,000 in the aggregate; and

(v)    that provides for any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses or payments based on revenues or profits of the Business.
(b)    Each Material Contract is valid, binding and in full force and effect, and is enforceable against each of Seller and its Affiliates that is a party thereto and, to Seller’s Knowledge, each other party thereto in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Seller or its applicable Affiliate that is a party thereto has duly performed in all material respects its obligations under each such Material Contract to the extent that such obligations have accrued. There are no existing material breaches or defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both, would become breaches or defaults) of Seller or its applicable Affiliate that is a party thereto or, to Seller’s Knowledge, any other party thereto, under any Contract that is an Acquired Asset or other Contract included in the Assumed Liabilities. None of Seller and any of its Affiliates has received any notice of cancellation or termination, nor to Seller’s Knowledge has any such cancellation or termination been threatened, in connection with any Contract that is an Acquired Asset or other Contract included in the Assumed Liabilities.
(c)    Except as set forth on Section 3.4(c) of the Disclosure Schedule, Seller does not possess or hold any license (other than “shrink-wrap” or “click-through” licenses for commercial off-the-shelf computer software) to use any Intellectual Property rights of any other Person that is material to the ownership and operation of the Acquired Assets as currently owned and operated.
(d)    Except for the counterparties to the Excluded Agreements, the Persons set forth on Section 3.4(d) of the Disclosure Schedule constitute the sole and exclusive third party partners of the Business in connection with the Excluded Agreements.
Section 3.5    No Broker. Neither Seller nor any Affiliate of Seller has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with this Agreement and the Transactions.
Section 3.6    Legal Proceedings. Except as set forth on Section 3.6 of the Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental or regulatory investigations or inquiries of any nature (collectively, “Proceedings”) that are pending or, to Seller’s Knowledge, threatened against or relating to Seller or its Affiliates in connection with the operation or conduct of the Business or the Acquired Assets or the Assumed Liabilities and that (a) would materially and adversely affect the legality, validity or enforceability of this Agreement or the other Ancillary Agreements to which it or its Affiliates are a party or the consummation of the Transactions or (b) would result, or reasonably be expected to result, in any Liability that would be material to the Business.

Section 3.7    Compliance with Applicable Law; Permits. Except as set forth on Section 3.7 of the Disclosure Schedule,
(a)    Seller and its Affiliates have conducted and continue to conduct the Business in accordance with all Applicable Law, including, without limitation, the Consumer Identification Program under the U.S.A. Patriot Act of 2001, and are not in material default or material violation of any such Applicable Law with respect to the conduct of the Business; and none of Seller or any of its Affiliates has received any written communication since January 1, 2012, from a Governmental Authority that alleges that Seller or any of its Affiliates is not in material compliance with any Applicable Law in connection with the operation or conduct of the Business or the Acquired Assets or the Assumed Liabilities.
(b)    Seller or its Affiliates hold, own or possess all material Permits necessary for the lawful ownership, operation and use of the properties and assets owned, operated or used in the conduct of the Business as currently conducted. Seller or its Affiliates is in compliance with its obligations under such Permits in all material respects. Since January 1, 2012, none of such Permits has been challenged or revoked and no statement of intention to challenge, revoke or fail to renew any such Permit has been received in writing by Seller or its Affiliates.
Section 3.8    Taxes.
(a)    Seller and all of its Affiliates have timely paid all material Taxes that relate to any of the assets or the Business that will have been required to have been paid on or prior to the Closing Date the nonpayment of which could result in a lien for Taxes on any of the Acquired Assets, could result in Buyer becoming liable or responsible therefore or could have an adverse effect on Buyer’s ability to conduct the Business.
(b)    Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
Section 3.9    Title. Seller is the lawful owner of each of the Acquired Assets, free and clear of all Liens. Assuming the accuracy of Buyer’s representations and warranties and compliance with covenants set forth herein, and the filing of all notices and receipt of all consents set forth on Section 3.3 of the Disclosure Schedule, immediately following the Cut Off Time, Buyer will be vested with good and valid title in all of the Acquired Assets (other than any Contracts that have expired or been terminated in accordance with their terms), free and clear of all Liens.
Section 3.10    Accounts. All of the Accounts have been administered and originated in compliance in all material respects with the documents governing the relevant type of Account (including any applicable Account Agreements) and all Applicable Law. Except as set forth on Section 3.10 of the Disclosure Schedule, and subject to the accuracy of Buyer’s representations and warranties provided in this Agreement, pursuant to the Account Agreements, the Accounts are transferable at the Closing to Buyer, and there are no Accounts that are subject to any judgment, decree or order of any Governmental Authority. Prior to the date of this Agreement,

Seller has provided Buyer with forms of all Account Agreements related to the Accounts and all such forms contain all material terms of the Accounts.
Section 3.11    Data Privacy. With respect to any Personal Data collected, stored, used, disclosed, transferred, or otherwise processed by Seller or its Affiliates in connection with the Business, to Seller’s knowledge:
(a)    Each of Seller and its Affiliates has complied in all material respects with the terms of its own published, posted, and internal agreements and policies in respect of data protection, data privacy and data security laws, and all regulations implemented thereunder (“Data Protection Laws”), with respect to (1) the collection, use, disclosure, and protection of Personal Data and (2) the sending of solicited or unsolicited electronic marketing communications;
(b)    no material notice or material Proceeding of any kind has been served on, or initiated against, the Seller or any of its Affiliates in respect of the Business under any applicable Data Protection Law;
(c)    there are no pending complaints, actions, fines, or other penalties facing the Seller or any of its Affiliates in connection with any data security breaches; and
(d)    none of Seller or its Affiliates has experienced any security breaches of Personal Data that would require law enforcement or individual notification or remedial action under any applicable Data Protection Law.
Section 3.12    Financial Information. The financial information set forth on Section 3.12 of the Disclosure Schedule has been prepared in the normal course of Seller’s business and is true and correct to the best of Seller’s knowledge and information.
Section 3.13    Material Network Partner Relationships. To Seller’s Knowledge, no Material Network Partner intends to (a) terminate its relationship with Seller or the Business, (b) transfer from such Material Network Partner’s related Accounts all or a portion of the assets held in such Accounts or (c) encourage the Account Holders of such Material Network Partner’s related Accounts to transfer to a competitor of the Business all or a portion of the assets held in such Accounts.
Section 3.14    Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement and in any document delivered pursuant hereto, neither Seller nor any Affiliate of Seller, nor their respective officers, directors, employees, agents or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the Transactions, and Seller hereby disclaims any such representation or warranty whether by such Seller or any of its Affiliates or their respective officers, directors, employees, agents or representatives, or any other Person.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Buyer Disclosure Schedule (it being agreed that disclosure in any section of the Buyer Disclosure Schedule shall apply to the indicated section of this Agreement and to all other sections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such matter is relevant to such other sections), Buyer hereby represents and warrants as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) to Seller as follows:
Section 4.1    Organization and Related Matters. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 4.2    Authority; No Violation.
(a)    Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions has been duly and validly approved by all necessary corporate action on the part of Buyer. No other corporate proceeding on the part of Buyer is necessary to approve this Agreement or the Ancillary Agreements or to consummate the Transactions. This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller and its applicable Affiliates, this Agreement constitutes, and the Ancillary Agreements will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)    Neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer, nor the consummation by Buyer of the Transactions nor compliance by Buyer with any of the terms or provisions hereof and the Ancillary Agreements does or will (i) violate any provision of the certificate of incorporation or bylaws of Buyer or its applicable Affiliates or (ii) (x) violate any Applicable Law or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Buyer under, any of the terms, conditions or provisions of any Contract or similar instrument or obligation to which Buyer is a party, or by which it or any of its properties, assets or business activities may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or loss of benefits which, either individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.3    No Broker. None of Buyer or any of its Affiliates has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions (other than any broker or finder whose broker’s fees, commissions or finder’s fees shall be paid solely by Buyer or its Affiliates).
Section 4.4    Financing. Buyer has sufficient cash on-hand to enable Buyer to pay the Purchase Price and to consummate the Transactions.
Section 4.5    Qualification. Buyer is duly qualified to act as a custodian or trustee for HSAs under Section 223 of the Code and any other Applicable Law (or is partnered with a person so qualified).
Section 4.6    Legal Proceedings. There are no Proceedings that are pending or, to Buyer’s Knowledge, threatened against or relating to Buyer or its controlled Affiliates in connection with the Buyer’s operation or conduct of the Business on and subsequent to Closing that would materially and adversely affect the legality, validity or enforceability of this Agreement or the other Ancillary Agreements to which it or its controlled Affiliates are a party or the consummation of the Transactions.
Section 4.7    Permits. At Closing, Buyer or its Affiliates will hold, own or possess all material Permits necessary for the lawful ownership, operation and use of the Acquired Assets.
Section 4.8    Consents and Approvals. Except with respect to any filings that may be required pursuant to applicable securities laws, Buyer is not required to obtain any consent, waiver, authorization, approval, concession, license, Permit, variance, exemption or Orders of, or provide notice to, any Governmental Authority or other Person in connection with (i) the execution and delivery by Buyer of this Agreement and the Ancillary Agreements or (ii) the consummation by Buyer of the Transactions.
Section 4.9    Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement or in any document delivered pursuant hereto, neither Buyer nor its officers, directors, employees, agents or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the Transactions, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its Affiliates or its or their officers, directors, employees, agents or representatives or any other Person.

ARTICLE V
COVENANTS
Section 5.1    Books and Records. From and after the Closing, each party hereto shall use commercially reasonable efforts to preserve and keep all Books and Records, Account Files and other information to the extent in its possession and relating to the accounting, business and financial affairs of the Business or Acquired Assets that relate to the period prior to the Cut Off Time, for six (6) years after the Closing Date or such longer time as required by Applicable Law; provided that each party shall notify the other party at least thirty (30) days in advance of destroying any materials referred to in this Section 5.1 prior to the sixth (6th) anniversary of the Closing Date.
Section 5.2    Confidentiality and Announcements.
(a)    Seller shall keep confidential non-public information in its possession to the extent relating to the Business; provided, however, that in no event shall Seller or any of its Affiliates be prohibited hereby from making any disclosure to the extent such disclosure is (i) pursuant to legal process (by interrogatories, subpoena, civil investigative demand or similar process) or in connection with a Proceeding involving claims brought by a third-party (in which case Seller shall use commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed), (ii) pursuant to the assertion of Seller’s rights under or in connection with this Agreement and the Ancillary Agreements, (iii) pursuant to regulatory or supervisory process, examination, inquiry or request, and (iv) to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with Tax or regulatory reporting requirements or other Applicable Law or in connection with the conduct of any business of Seller or its Affiliates, other than the Business, in the ordinary course.
(b)    From and after the Closing, the Confidentiality Agreement shall terminate and be of no force and effect with respect to any information relating to the Business.
(c)    Seller and Buyer shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the Transactions and the party seeking to issue such a press release or make a public disclosure shall obtain the other party’s consent prior to the issuance, publication or dissemination thereof, such consent not to unreasonably withheld, conditioned or delayed; provided, however, that Seller may make any disclosure to Account Holders as it deems reasonably necessary in connection with the Transactions and either party may make such disclosure to the extent required by Applicable Law.
Section 5.3    Regulatory Matters; Third-Party Consents. As promptly as practicable after the date of this Agreement, Seller shall take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable under this Agreement to obtain as promptly as practicable and to the extent possible all Consents, Orders, rulings and clearances necessary to be obtained from any third-party and/or any Governmental Authority in order to assign or transfer any Acquired Asset. Seller also shall cooperate with Buyer and its representatives with respect to all filings that Buyer elects to make or, pursuant to Applicable Law, is required to make in connection with the Transactions.
Section 5.4    Expenses. Except as otherwise contemplated hereby, Seller, on the one hand, and Buyer, on the other hand, shall each bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions.
Section 5.5    Further Assurances. Each party to this Agreement shall, at the request of the other, at any time and from time to time following the Closing Date, at the cost of the requesting party, execute and deliver to the requesting party such further instruments as may be reasonably necessary or appropriate in order to confirm or carry out more effectively the provisions of this Agreement.
Section 5.6    Non-Competition.
(a)    Seller acknowledges and agree that (i) the agreements and covenants contained in this Section 5.6 are reasonable and valid in geographical and temporal scope and in all other respects and essential to protect the value of the Business and the Acquired Assets; (ii) Buyer has agreed to purchase the Acquired Assets and assume the Assumed Liabilities in reliance on the covenants made by Seller in this Section 5.6; and (iii) Buyer would not have agreed to purchase Acquired Assets and assume the Assumed Liabilities in the absence of the covenants made by Seller in this Section 5.6. Therefore, Seller agrees that, during the Restricted Period, Seller and its Affiliates shall not participate or engage, directly or indirectly, whether as an employee, agent, officer, subcontractor, consultant, director, licensor, licensee, stockholder, partner, joint venture, or investor in the Business in the United States and its territories, including providing fiduciary, custodial, investment or similar services for Health Savings Account programs; provided, however, that, for avoidance of doubt, nothing in this Agreement shall restrict or prohibit in any respect Seller from engaging in the Permissible HSA Business.
(b)    If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 5.6 unenforceable, the other provisions of this Section 5.6 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.
(c)    Without limiting the remedies available to Buyer, Seller acknowledges that a breach of any of the covenants contained in this Section 5.6 may result in material irreparable injury to Buyer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Buyer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach hereof, restraining Seller from engaging in activities prohibited by this Section 5.6 or such other relief as may be required specifically to enforce any of the covenants in this Section 5.6 Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in this Section 5.6 and during any other period required for litigation during which Buyer seeks to enforce such covenants against Seller if it is ultimately determined that Seller was in breach of such covenants.
Section 5.7    Financial Statements Relating to the Business. From and after the Closing, Seller shall use its reasonable best efforts, and shall cause each of its Affiliates to use its reasonable best efforts, to cooperate with Buyer as may be required or requested in connection with the preparation of such financial statements relating to the Business as are required by Buyer to satisfy the requirements under Rule 3.05 and Article XI of Regulation S-X and shall provide to Buyer from time to time information regarding the Business requested by Buyer and reasonably available to Seller.
ARTICLE VI
TAX MATTERS
Section 6.1    Tax Cooperation. Buyer, on the one hand, and Seller and its Affiliates, on the other hand, shall cooperate and (at the expense of the requesting party) provide to each other such information and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return relating to the Business, (ii) the conduct of any audit or other examination by any taxing authority relating to any liability for Taxes relating to the Business, and (iii) the prosecution or defense of any claim, suit or proceeding relating to any Tax Return relating to the Business.
Section 6.2    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer or Seller or any of their Affiliates in connection with this Agreement and the sale of the Acquired Assets (“Transfer Taxes”) will be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due, and Buyer, at its own expense, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and Seller shall cooperate and, as required by Applicable Law, join in the execution of all necessary Tax Returns and other documentation with respect to Transfer Taxes.
Section 6.3    Tax Reporting. Seller shall be responsible for, and shall make, all required reports to applicable Taxing Authorities and to holders of Accounts for (i) any Pre-Closing Tax Period and (ii) any post-Closing period ending on the Conversion Date (as defined in the Transition Services Agreement). Buyer shall be responsible for, and shall make, all required reports to applicable Taxing Authorities for any post-Closing period following the Conversion Date.
ARTICLE VII
INDEMNIFICATION
Section 7.1    Survival of Representations and Warranties and Agreements. The respective representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing but shall expire on the date that is eighteen (18) months after the Closing Date, except with respect to, and to the extent of, any claim of which written notice in accordance with Section 7.4 has been given by one party to the other prior to such expiration; provided, however, that, notwithstanding the foregoing, (i) the representations and warranties set forth in Section 3.8 (Taxes) shall terminate upon the expiration of the applicable statute of limitations and (ii) (x) the representations and warranties set forth in Sections 3.1 (Organization and Related Matters), 3.2(a) (Authority), 3.5 (No Broker), 4.1 (Organization and Related Matters), 4.2(a) (Authority) and 4.3 (No Broker) and (y) any action relating to fraud or intentional misrepresentation each shall survive indefinitely. The respective covenants and agreements of Seller and Buyer contained in this Agreement shall survive in accordance with their terms. The period from the Closing to the expiration, if any, of a representation, warranty, covenant or agreement hereunder shall be referred to with respect to a claim for indemnification thereunder as the “Survival Period.”
Section 7.2    Indemnification by Seller. Subject to the provisions of this Article VII, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and after the Closing Date from and against any and all claims, losses, damages, Liabilities, awards, judgments, costs and expenses (including reasonable attorneys’ fees) (subject to Section 7.5(a), “Damages”) incurred by the Buyer Indemnitees to the extent caused by (i) any breach of any of the representations and warranties made in this Agreement by Seller, (ii) any breach of any covenant or agreement of Seller made herein or (iii) any Excluded Liability. Notwithstanding the foregoing, Seller shall not be liable to indemnify any Buyer Indemnitees against Damages arising under clause (i) above unless and until the aggregate amount of such Damages exceeds $750,000 (the “Threshold Amount”), whereupon the Buyer Indemnitees shall be entitled to indemnification for the full amount of such Damages; provided, however, that Seller’s maximum Liability to the Buyer Indemnitees for all Damages arising under clause (i) above shall not exceed $5,163,750 (the “Maximum Amount”); provided, further, however, that the Threshold Amount and Maximum Amount shall not apply with respect to Damages arising out of any failure of the representations and warranties set forth in Sections 3.1 (Organization and Related Matters), 3.2(a) (Authority) and 3.5 (No Broker) to be true and correct, in which case Seller’s maximum Liability to the Buyer Indemnitees shall not exceed the Purchase Price. The limitations set forth in this Section 7.2 shall not apply in respect of any indemnification obligation arising out of or resulting from fraud or willful misrepresentation by Seller. Notwithstanding anything herein to the contrary, for purposes of determining the amount of any Damages related to a breach of any representation or warranty made by Seller in this Agreement, the representations and warranties made by Seller in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or any similar term or limitation contained therein.
Section 7.3    Indemnification by Buyer. Subject to the provisions of this Article VII, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnitees”) from and after the Closing Date from and against any and all Damages incurred by the Seller Indemnitees to the extent caused by (i) any breach of any of the representations and warranties made in this Agreement by Buyer, (ii) any breach of any covenant or agreement of Buyer made herein or (iii)

any Assumed Liability. Notwithstanding the foregoing, Buyer shall not be liable to indemnify any Seller Indemnitees against Damages arising under clause (i) above unless and until the aggregate amount of such Damages exceeds the Threshold Amount, whereupon the Seller Indemnitees shall be entitled to indemnification for the full amount of such Damages; provided,however, that Buyer’s maximum Liability to the Seller Indemnitees for all Damages arising under clause (i) above shall not exceed the Maximum Amount; provided, further, however, that the Threshold Amount and Maximum Amount shall not apply with respect to Damages arising out of any failure of the representations and warranties set forth in Sections 4.1 (Organization and Related Matters), 4.2(a) (Authority) and 4.3 (No Broker) to be true and correct, in which case Buyer’s maximum Liability to the Seller Indemnitees shall not exceed the Purchase Price. The limitations set forth in this Section 7.3 shall not apply in respect of any indemnification obligation arising out of or resulting from fraud or willful misrepresentation by Buyer. Notwithstanding anything herein to the contrary, for purposes of determining the amount of any Damages related to a breach of any representation or warranty made by Buyer in this Agreement, the representations and warranties made by Buyer in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect” or any similar term or limitation contained therein.
Section 7.4    Indemnification Procedure.
(a)    Promptly after the incurrence of any Damages by the party seeking indemnification hereunder (the “Indemnified Party”), including any claim by or communication from a third-party described in Section 7.4(c) hereof that would be reasonably likely to give rise to indemnification hereunder, or the earlier discovery of any facts or circumstances that would be reasonably likely to result in an indemnification claim hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a notice (the “Claim Notice”), which Claim Notice shall be delivered within the relevant Survival Period; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure, and shall:
(i)    state that the Indemnified Party has paid or properly accrued Damages, or anticipates (specifying the events or occurrences giving rise to such anticipation) that it is reasonably likely that it will incur Liability for Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and
(ii)    specify in reasonable detail each individual item of Damages included in the amount so stated to the extent known, the date such item was paid or properly accrued (if applicable), the basis for any anticipated Liability and the nature of the breach of representation, warranty, covenant or agreement and the computation of the amount, if reasonably capable of computation, to which such Indemnified Party claims to be entitled hereunder.
(b)    Claims for Damages specified in any Claim Notice with respect to which the parties agree in writing to be due, or which are finally determined by a court of competent jurisdiction to be due, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claim, subject to the limitations of this Article VII, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by cashier’s check or Wire Transfer to the bank account or accounts designated in writing by the Indemnified Party not less than one (1) Business Day prior to such payment.
(c)    Promptly after the assertion by any third-party of any claim against any Indemnified Party that may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement and within the relevant Survival Period, such Indemnified Party shall deliver to the Indemnifying Party a Claim Notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure, and the Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, such claim; provided that such counsel is not reasonably objected to by the Indemnified Party and the Indemnified Party shall not have been advised by counsel that an actual or potential conflict of interest makes representation by the same counsel selected by the Indemnifying Party inappropriate, and the Indemnifying Party shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by Applicable Law. If the Indemnifying Party shall, in accordance with the previous sentence, undertake to compromise or defend any such claim, it shall reasonably promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees in such case to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such claim. Notwithstanding an election by the Indemnifying Party to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in, but not control, the defense of such action or proceeding. The Indemnifying Party shall bear the reasonable fees, costs and expenses of one (1) firm of such separate counsel (such single firm representing all Indemnified Parties), if, but only if, (i) the Indemnified Party shall have been advised by counsel that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (ii) the Indemnifying Party shall have authorized in writing the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any such claim subject to this Section 7.4(c) and keep such Persons informed of all developments relating to any such claims, and provide copies of all relevant correspondence and documentation relating thereto. If the Indemnifying Party receiving such Claim Notice does not elect within thirty (30) days to defend such third-party claim, the Indemnified Party shall have the right, at the Indemnifying Party’s expense, to defend such claim; provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one (1) firm of counsel for all Indemnified Parties. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the

Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Damages by reason of such settlement or judgment, subject to the limitations set forth in this Article VII. If the Indemnifying Party shall assume the defense of any claim in accordance with the provisions of this Section 7.4(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such claim, but only if the settlement does not release the Indemnified Party from all Liabilities and obligations with respect to such claim, or the settlement is in excess of the remaining portion of the Maximum Amount set forth in Section 7.2 or 7.3, as applicable, or if the settlement imposes injunctive or other non-monetary equitable relief against the Indemnified Party. The Indemnified Party and the Indemnifying Party each agrees to cooperate fully in all matters covered by this Section 7.4(c), including, as required, the furnishing of books and records, personnel and witnesses and the execution of documents, in each case as necessary for any defense of such third-party claim and at no cost to the other party (provided that any reasonable out-of-pocket expenses of the Indemnified Party incurred in connection with the foregoing shall be considered part of Damages hereunder).
(d)    Anything to the contrary in this Section 7.4 notwithstanding, if a third-party claim that primarily relates to Taxes or Excluded Taxes includes or could reasonably be expected to include both a claim for Taxes that are Excluded Taxes and a claim for Taxes that are not Excluded Taxes, and such claim for Taxes that are Excluded Taxes is not separable from such a claim for Taxes that are not Excluded Taxes, Seller (if the claim for Taxes that are Excluded Taxes exceeds or reasonably could be expected to exceed in amount the claim for Taxes that are not Excluded Taxes) or otherwise Buyer (Seller or Buyer, as the case may be, the “Controlling Party”), shall be entitled to control the defense of such third-party claim (such third-party claim, a “Tax Claim”). In such case, the other party (Seller or Buyer, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Excluded Taxes and the Tax Claim that are not Excluded Taxes. Notwithstanding the foregoing, Seller shall be entitled to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, the defense of any third-party claim that relates to any income Taxes of Seller or any of its Affiliates.
Section 7.5    Certain Damages; Certain Offsets; Calculation of Damages.
(a)    Notwithstanding anything herein to the contrary, no party shall be liable to any Indemnified Party for remote or speculative, punitive or exemplary Damages as a result of any breach of this Agreement or other agreements referred to herein or of any private right of action that any party may have hereunder against another party hereto; provided that the foregoing shall not limit the right of any Indemnified Party to indemnification in accordance with this Agreement with respect to any component of any claim, settlement, award or judgment against such party by any unaffiliated third-party.

(b)    For purposes of calculating the monetary amount of Damages for which any claim may be made against any Indemnifying Party, such monetary amount shall be decreased to the extent of any amounts actually recovered by an Indemnified Party under insurance policies and net of any increase in premiums directly attributable to such Damages for the year of the claim and the following year, deductibles or co-pays incurred in connection therewith, including costs of collection.
(c)    Each party will use its commercially reasonable efforts to mitigate each loss or Liability for which such party is or may become entitled to be indemnified hereunder, including by (i) using commercially reasonable efforts in pursuing and attempting to recover any insurance proceeds available to it as a result thereof and (ii) incurring costs only to the extent reasonably appropriate to remedy any breach or remediate any other situation.
Section 7.6    Exclusive Remedy. After the Closing Date, this Article VII shall provide the exclusive remedy for any breach or alleged breach of this Agreement, except in the case of fraud or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.
Section 7.7    Treatment of Indemnification Payments. Any amounts payable under this Article VII shall for all purposes be treated by Buyer and Seller as an adjustment to the Purchase Price. Subject to the limitations described in this Article VII, Buyer shall have a right of set-off against any monies deducted, withheld or retained from or any monies which may be due or become due to Seller under this Agreement to satisfy any claims by Buyer against Seller for indemnification pursuant to this Article VII.
Section 7.8    Distributions from the Escrow Account. Upon the amount of Damages to which any Buyer Indemnitee shall be entitled to indemnification pursuant to this Article VII having been consented to in writing by Seller (whether pursuant to a settlement agreement or otherwise) or determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction, Buyer and Seller shall, not more than two (2) Business Days after such determination, execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse an amount equal to the amount of such Damages from the then-remaining funds in the Escrow Account in accordance with the terms of the Escrow Agreement and the separate written payment instructions of the Buyer Indemnitee.
ARTICLE VIII
MISCELLANEOUS
Section 8.1    Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by each of the parties hereto. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. No waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

Section 8.2    Entire Agreement. This Agreement (including the Disclosure Schedule, the Buyer Disclosure Schedule, the Ancillary Agreements, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to herein or therein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto), constitutes the entire agreement of the parties hereto, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.
Section 8.3    Interpretation.
(a)    When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(b)    The inclusion of any information in any section of the Disclosure Schedule or the Buyer Disclosure Schedule or other document delivered by any of the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
Section 8.4    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.5    Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered in person, (ii) transmitted by facsimile (with electronic confirmation, provided that a copy of the notice or other communication is sent by express courier) or (iii) delivered by an express courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Seller, to:
The Bancorp Bank
409 Silverside Road, Suite 105
Wilmington, DE 19809
Attention:     Gail Susan Ball,
    Chief Operating Officer and Executive Vice President
with a copy to:
The Bancorp, Inc.
123 N. 3rd Street, Suite 603
Minneapolis, MN 55401
Attention:    Tom Pareigat, General Counsel
with a copy (which shall not constitute notice) to:
Foley & Lardner LLP
90 Park Avenue
New York, NY 10016-1314
Fax: (212) 687-2329
Attention:    Douglas E. Spelfogel, Esq.
If to Buyer, to:
HealthEquity, Inc.
15 W. Scenic Pointe Drive, Suite 100
Draper, UT 84020
Attention:    Jon Kessler, Chief Executive Officer
    Frode Jensen, General Counsel
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Fax: (212) 728-8111
Attention:     Gordon R. Caplan, Esq,
    Jeffrey S. Hochman, Esq.

Section 8.6    Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns and any transferee of all or substantially all of the assets of such party and its Subsidiaries taken as a whole. This Agreement may not be assigned by any of the parties without the prior written consent of Buyer, in the case of any assignment by Seller, and Seller, in the case of any assignment by Buyer. Except as otherwise expressly set forth in Article VII, no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.
Section 8.7    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.
Section 8.8    Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties hereby further agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.
Section 8.9    Governing Law; Venue. This Agreement and any claim, demand, action or cause of action arising under this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties irrevocably submit to the exclusive jurisdiction of the the courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Business. To the fullest extent that they may effectively do so under Applicable Law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
Section 8.10    Attorneys’ Fees. Unless as otherwise set forth herein, in the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys’ fees, paralegal fees and court costs through all trial and appellate levels and proceedings.
Section 8.11    No Fiduciary Duty. The parties acknowledge that (i) the Transactions constitute an arm’s-length commercial transaction between Buyer, on the one hand, and Seller,

on the other, and (ii) notwithstanding any pre-existing relationship between the parties, Seller is not an agent of, and owes no fiduciary duties to, Buyer in connection with the Transactions.
Section 8.12    Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Transactions, will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief by the courts referenced in Section 8.9 to compel performance of such party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the courts referenced in Section 8.9 of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity.
[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.
THE BANCORP BANK

By: /s/ Frank M. Mastrangelo
Name:    Frank M. Mastrangelo
Title:    President

HEALTHEQUITY, INC.

By: /s/ Jon Kessler
Name:    Jon Kessler
Title:    President and CEO